PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus dated May 10, 2016)	Filed Pursuant to Rule 424(b)(3) Commission File No. 333-196282

5,000,000 Shares
Common Stock

This Prospectus Supplement No. 1 (this "Prospectus Supplement") supplements and amends the prospectus dated May 10, 2016 (the "Final Prospectus") relating to the public offering of up to 5,000,000 shares of our common stock. You should read this Prospectus Supplement in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including any additional amendments or supplements thereto.

On August 26, 2016, we completed the sale of 3,079,281 shares of our common stock in our public offering, and the offering escrow agent, US Bank, N.A., released to us $15,396,405 of offering proceeds. Our public offering of common shares will continue until all 5,000,000 common shares are sold or our earlier decision to terminate the offering.

In connection with the completion of the minimum offering, our common stock has been approved for listing on the Nasdaq Capital Market. Our common shares commenced trading on the Nasdaq Capital Market on August 30, 2016 under the symbol “RVEN”.

Please see “Risk Factors” beginning on page 17 of the Final Prospectus to read about certain factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 30, 2016